Exhibit 99.1

LightPath Technologies Announces Re-election of Two Directors and Approval of Other Proposals at Stockholders' Meeting

For Immediate Release

(October 21, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that at its stockholders' meeting held yesterday, October 20th, with 91% of the shares represented to achieve a quorum, the stockholders re-elected the two directors standing for re-election. Mr. Robert Ripp, Chairman of the Board, and Mr. Robert Bruggeworth were re-elected to three-year terms to the Company's Board of Directors.

Additionally, the two other proposals submitted for consideration by the stockholders were approved by a substantial percentage of the votes cast. The two proposals related to an increase in shares available under the Company's equity incentive plan (the Amended & Restated Omnibus Incentive Plan) and to an authorization permitting the Board to issue up to 1.2 million additional shares for various purposes described in the Proxy statement.

Details of the vote tally are as follows:

Item	For	Withhold
Proposal 1: Re-election of Robert Ripp	96%	4%
Proposal 1: Re-election of Robert Bruggeworth	96%	4%
	For	Against	Abstain
Proposal 2: Addition of Plan shares	79%	20%	1%
Proposal 3: Authorization to issue up to 1.2 million additional shares	89%	10%	1%

Quarterly Conference Call:

LightPath plans to hold an audio webcast at 2:00 p.m. EDT on Thursday, November 11, 2004 to discuss details regarding the company's performance for the first quarter of fiscal 2005. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Ken Brizel, President & CEO

Monty Allen, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.